Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated July 28, 2022 to the Prospectus dated

February 5, 2020. Registration Statement

No. 333-236276

PRICING TERM SHEET

Dated as of July 28, 2022

GENERAL MOTORS COMPANY

5.400% Senior Notes due 2029

5.600% Senior Notes due 2032

Green Bonds

The information in this pricing term sheet relates only to the offering of the Securities and should be read together with the preliminary prospectus supplement of General Motors Company dated July 28, 2022 (the “Preliminary Prospectus Supplement”) to its prospectus dated February 5, 2020, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Terms Applicable to the Securities

Issuer:	General Motors Company

Trade Date:	July 28, 2022

Settlement Date:	August 2, 2022 (T+3)*

Joint Book-Running Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Joint Lead Managers:

BBVA Securities Inc.

Deutsche Bank Securities Inc.

Intesa Sanpaolo S.p.A.

Lloyds Securities Inc.

Mizuho Securities USA LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Co-Managers:	Commerz Markets LLC ICBC Standard Bank Plc ING Financial Markets LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC

Truist Securities, Inc.

UniCredit Capital Markets LLC

Wells Fargo Securities, LLC

C.L. King & Associates, Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Terms Applicable to the

5.400% Senior Notes due 2029

Title of Securities:	5.400% Senior Notes due 2029

Security Type:	Senior Unsecured Notes

Principal Amount:	$1,000,000,000

Price to Public:	99.908%, plus accrued and unpaid interest, if any, from August 2, 2022

Maturity Date:	October 15, 2029

Coupon (Interest Rate):	5.400% per year

Yield to Maturity:	5.417%

Spread to Benchmark Treasury:	+ 270 bps

Benchmark Treasury:	3.250% due June 30, 2029

Benchmark Treasury Price and Yield:	103-11; 2.717%

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2022

Record Dates:	April 1 and October 1

Day Count Convention:	30 / 360

Make-whole Call:	45 bps prior to August 15, 2029 (two months prior to maturity)

Par Call:	On or after August 15, 2029 (two months prior to maturity)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB- by Fitch Ratings

CUSIP / ISIN:	37045VAY6 / US37045VAY65

Terms Applicable to the

5.600% Senior Notes due 2032

Title of Securities:	5.600% Senior Notes due 2032

Security Type:	Senior Unsecured Notes

Principal Amount:	$1,250,000,000

Price to Public:	99.756%, plus accrued and unpaid interest, if any, from August 2, 2022

Maturity Date:	October 15, 2032

Coupon (Interest Rate):	5.600% per year

Yield to Maturity:	5.633%

Spread to Benchmark Treasury:	+ 295 bps

Benchmark Treasury:	2.875% due May 15, 2032

Benchmark Treasury Price and Yield:	101-20+; 2.683%

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2022

Record Dates:	April 1 and October 1

Day Count Convention:	30/360

Make-whole Call:	45 bps prior to July 15, 2032 (three months prior to maturity)

Par Call:	On or after July 15, 2032 (three months prior to maturity)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB- by Fitch Ratings

CUSIP / ISIN:	37045V AZ3 / US37045VAZ31

* Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes before the second business day prior to settlement will be required, by virtue of the fact that the notes initially will settle T + 3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to settlement should consult their own advisor.

** Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (or by email at barclaysprospectus@broadridge.com or telephone at 1-888-603-5847), BNP Paribas Securities Corp.,

787 7th Avenue, 3rd Floor New York, New York 10019 or by calling toll-free at 1-800-854-5674, BofA Securities, Inc., 200 North College Street, NC1-004-03-43, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, Toll-free: 1-800-294-1322, E-mail: dg.prospectus_requests@bofa.com, Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146, Credit Agricole Securities (USA) Inc., Attention: Fixed Income Syndicate, 1301 Avenue of the Americas, 17th Floor, New York, New York 10019 or by calling toll-free at 1-866-807-6030, Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by calling toll-free at 1-866-718-1649.

This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.